Godfrey & Kahn, S.C.
780 North Water Street
Milwaukee, Wisconsin 53202
Telephone - (414) 273-3500
Fax - (414) 273-5198

March 2, 2007

Board of Trustees
Trust for Professional Managers
615 East Michigan Street
Milwaukee, Wisconsin 53202

Board of Trustees
Unified Series Trust
431 North Pennsylvania Street
Indianapolis, Indiana 46204

Ladies and Gentlemen:

We have been requested to render this opinion concerning certain matters of federal income tax law in connection with the acquisition of all of the assets of the Leader Short-Term Bond Fund (the “Acquired Fund”), a series of the Unified Series Trust (“Unified”), an Ohio business trust, by the Leader Short-Term Bond Fund (the “Acquiring Fund”), a series of the Trust for Professional Managers (“TPM”), a Delaware statutory trust, in exchange for the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund and the delivery by the Acquiring Fund to the Acquired Fund of that number of full and fractional shares of the Acquiring Fund (the “Acquiring Fund Shares”) equal in value to the assets of the Acquired Fund less the value of the liabilities of the Acquired Fund (collectively, the transfer of all of the Acquired Fund’s assets in exchange for the assumption of the liabilities of the Acquired Fund by the Acquiring Fund and the delivery of the Acquiring Fund Shares to the Acquired Fund by the Acquiring Fund shall be referred to as the “Asset Acquisition”). The Asset Acquisition is proposed to be consummated pursuant to the applicable corporate laws of the State of Ohio and in accordance with that certain Agreement and Plan of Reorganization between Unified, on behalf of the Acquired Fund, and TPM, on behalf of the Acquiring Fund, dated as of January 18, 2007 (the “Agreement”).

Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

Board of Trustees
Trust for Professional Managers
Board of Trustees
Unified Series Trust

We have acted as counsel to TPM in connection with the Asset Acquisition. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times including on the anticipated Closing Date, of the statements, covenants, conditions, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

•	The Agreement;

•
The Registration Statement of TPM on Form N-14 as filed with the Securities and Exchange Commission on January 19, 2007, as amended (the “Registration Statement”), and the Proxy Statement/Prospectus included therein;

•	Certificates of certain officers of TPM and Unified as to the satisfaction of various conditions for the Asset Acquisition under the Agreement; and

•
Such other instruments and documents related to the formation, organization and operation of the Acquiring Fund and the Acquired Fund or the consummation of the Asset Acquisition and the transactions contemplated thereby as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (and are relying thereon, without any independent investigation or review thereof) that:

•
Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents or the forms thereof included in the Registration Statement, and there has been due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof; and

•	The Asset Acquisition will be consummated pursuant to the Agreement and as described in the Registration Statement.

Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that for federal income tax purposes:

(a)    The transfer to the Acquiring Fund of all of the assets and liabilities of the Acquired Fund in exchange solely for Acquiring Fund Shares, followed by the distribution of Acquiring Fund Shares to the Acquired Fund shareholders in exchange for their shares of the Acquired Fund in complete liquidation of the Acquired Fund, will constitute a “reorganization” within the meaning of Section 368(a)(1) of the Code, and the Acquiring Fund and the Acquired Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

(b)    In accordance with Section 361(a) of the Code, no gain or loss will be recognized by the Acquired Fund upon the transfer of its assets and liabilities to the Acquiring Fund in exchange for Acquiring Fund Shares or upon the distribution (whether actual or constructive) of the Acquiring Fund Shares to the Acquired Fund shareholders in exchange for their shares of the Acquired Fund under Section 361(c) of the Code.

Board of Trustees
Trust for Professional Managers
Board of Trustees
Unified Series Trust

(c)    In accordance with Section 362(b) of the Code, the basis of the assets of the Acquired Fund in the hands of the Acquiring Fund will be the same as the basis of such assets immediately prior to the transfer.

(d)    In accordance with Section 1223 of the Code, the holding period of the assets of the Acquired Fund in the hands of the Acquiring Fund will include the period during which such assets were held by the Acquired Fund.

(e)    In accordance with Section 1032 of the Code, no gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets and liabilities of the Acquired Fund in exchange for Acquiring Fund Shares.

(f)    In accordance with Section 354(a)(1) of the Code, no gain or loss will be recognized by the Acquired Fund shareholders upon the receipt of Acquiring Fund Shares solely in exchange for their shares of the Acquired Fund as part of the Asset Acquisition.

(g)    In accordance with Section 358 of the Code, the basis of the Acquiring Fund Shares received by the Acquired Fund shareholders will be the same as the basis of the shares of the Acquired Fund exchanged therefor.

(h)    In accordance with Section 1223 of the Code, the holding period of the Acquiring Fund Shares received by the Acquired Fund shareholders will include the holding period during which the shares of the Acquired Fund exchanged therefor were held, provided that at the time of the exchange, the shares of the Acquired Fund were held as capital assets in the hands of the Acquired Fund shareholders.

(i)    The Acquiring Fund will succeed to and take into account those tax attributes of the Acquired Fund that are described in Section 381(c) of the Code, subject to any applicable conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the regulations thereunder.

In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

•
Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from asserting a contrary position. No ruling has been or will be requested from the Internal Revenue Service concerning the federal income tax consequences of the Asset Acquisition. Future legislative, judicial or administrative changes, on either a prospective or retroactive basis, may adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

Board of Trustees
Trust for Professional Managers
Board of Trustees
Unified Series Trust

•
Our opinion concerning certain of the federal tax consequences of the Asset Acquisition is limited to the specific federal tax consequences presented above. No opinion is expressed as to any transaction other than the Asset Acquisition, including any transaction undertaken in connection with the Asset Acquisition. In addition, this opinion does not address any other federal, estate, gift, state, local or foreign tax consequences that may result from the Asset Acquisition.

•
Our opinion is void and may not be relied upon if (a) all the transactions described in the Agreement are not consummated in accordance with the terms of such Agreement and without waiver or breach of any material provision thereof, or (b) all of the representations, warranties, covenants, conditions, statements and assumptions upon which we relied are not true and accurate at all relevant times.

•
This opinion is being delivered solely for the purpose of satisfying the requirements set forth in Section 8.6 of the Agreement. This opinion may not be relied upon or utilized for any other purpose or by any other person or entity, and may not be made available to any other person or entity, without our prior written consent.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.